UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☒	Definitive Information Statement
XUMANII INTERNATIONAL HOLDINGS CORP.
(Name of registrant as specified in charter)

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XUMANII INTERNATIONAL HOLDINGS CORP.
9550 South Eastern Ave. Suite 253-A86
Las Vegas, Nevada 89123 800-416-5934

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF XUMANII INTERNATIONAL HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that, on September 19, 2014, the holders of more than a majority of the outstanding common stock of Xumanii International Holdings Corp., a Nevada corporation (“Xumanii,” “the Company,” “we” or “us”), have approved the following action without a meeting of stockholders in accordance with Nevada General Corporation Law:

•	Reverse stock split of 10,000 shares for 1 share.

The split will become effective approximately 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Information Statement is being provided to you for informational purposes only to comply with requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by the Nevada General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the stock split since no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders in connection with these matters because the requisite approval of the stock split has been secured by means of the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

By Order of the Board of Directors,

/s/ Adam Radly

Adam Radly
CEO

September 24, 2014

XUMANII INTERNATION HOLDINGS CORP.
9550 South Eastern Ave. Suite 253-A86
Las Vegas, Nevada 89123

INFORMATION STATEMENT

September 24, 2014

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

INTRODUCTION

     This Information Statement is being furnished to stockholders of Xumanii International Holdings Corp., a Nevada corporation (“Xumanii,” “the Company,” “we” or “us”), in connection with the Reverse stock split previously approved by the board of directors of the Company (the “Board of Directors”) and subsequently adopted by the written consent of the holders of more than a majority of our outstanding common stock pursuant to the Nevada General Corporation Law (“NGCL”), in lieu of a special meeting of stockholders.

     This Information Statement is first being sent on or about October 2, 2014 to the Company’s stockholders.

     Holders in excess of a majority of our outstanding common stock executed and delivered to us on September 19, 2014 (the “Consent Date”) a written consent approving and authorizing the Reverse Stock split and, consistent with the requirements of Rule 14c-2 promulgated under the Exchange Act, the increase will take effect 20 days following the mailing of this Information Statement to the stockholders of the Company or such later date as may be specified by our board of directors.

     This Information Statement is being provided to all stockholders of record who were entitled to give an authorization or a written consent in regard to the share increase proposal on the Consent Date (“Consent Record Date”). A complete summary of the corporate action taken is set forth herein.

     Stockholders will not be entitled to any rights of appraisal under the Nevada law or otherwise with respect to the approval and implementation of the Reverse stock split increase proposal.

     WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

REQUIRED VOTE; OUTSTANDING SHARES AND VOTING RIGHTS

Outstanding Securities

     As of the Consent Record Date, we had outstanding 6,077,232,853 shares of common stock (and issued), par value $0.00001 per share (the “Common Stock”), and 100,000,000 preferred A voting shares constituting Xumanii’s only outstanding classes of securities entitled to vote on the Reverse stock split proposal. Each share of Common Stock outstanding on the Consent Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon. The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) does not provide for cumulative voting.

The following actions are being undertaken in this filing:

1)	Reverse stock split of 10,000 shares for 1 share.

Action by Written Consent

     Under the Nevada General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation and Bylaws do not limit, prohibit, restrict, or otherwise qualify the use of this procedure. Further, Article II of our Bylaws specifically permits actions to be taken by written consent in lieu of a meeting in the manner set forth in the laws.

     Further, unless the laws, the certificate of incorporation, or bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. The laws require the approval of a majority of the outstanding shares in order to amend a Nevada corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater vote to take such action. Our Certificate of Incorporation does not require a greater vote to take such action. Accordingly, because the Reverse stock split proposal requires an amendment to our Certificate of Incorporation, the approval of the authorized increase proposal requires the receipt of the written consent of the holders of at least a majority of the issued shares of Common Stock of the Company as of the Consent Record Date (or 26,881,600,227 shares).

Notice of Action By Written Consent

     Under the laws, the Company is required to provide prompt notice of the taking of corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights are afforded to stockholders of the Company under the laws as a result of the approval of the Reverse stock split proposal.

CONSENTING STOCKHOLDERS CONSENT

     Stockholders holding a substantial majority of the outstanding shares of common stock of the Company (collectively, the “Consenting Stockholders”) executed and delivered to us a written consent effective as of the Consent Record Date authorizing the Reverse Stock split. As of the Consent Record Date, the Consenting Stockholder had the power to vote an aggregate of 26,881,600,227 shares of our common stock, or 69% of the fully-diluted issued common stock. The Consenting Stockholders voted all of the foregoing shares to approve the Reverse stock split proposal.

     Taking action by written consent of the Consenting Stockholders has eliminated the costs and management time that would have otherwise been necessary to hold a special meeting of stockholders and will permit the Company to effect the Authorized share increase as early as possible in order to accomplish the purposes of the Company as hereafter described.

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

     Our Board of Directors and the Consenting Stockholders have approved the Reverse stock split proposal and have authorized the Company to file an amendment to our Certificate of Incorporation to effect the Reverse stock split of our Common Stock.

Background

     As of the Consent Record Date, the Company had 10,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock authorized, of which 6,077,232,853 shares of Common were outstanding and 15,000,000 shares of preferred stock were outstanding.

Amendments to Articles of Incorporation or Bylaws.

On September 22, 2014 the Board of Directors of Xumanii International Holdings Corp. and a majority of its shareholders authorized a ten-thousand (10,000) to one (1) reverse split of all outstanding common shares.

The Board of Directors and majority shareholders also approved a name change to Imerjn Inc.

We filed a Certificate of Change with the Secretary of State of Nevada. The reverse stock split will become effective upon FINRA approval on approximately October 25, 2014.

Each shareholder's percentage ownership interest in our company and the proportional voting power remains unchanged after the reverse stock split, except for minor changes and adjustments resulting from rounding up of fractional interests. The rights and privileges of the holders of our common stock are unaffected by the reverse stock split.

BEFORE	AFTER

10,000,000 shares x $.0001 =	1,000 shares x $1=

$1,000 Value	$1,000 Value

As of the Record Date, we had issued and outstanding 6,077,232,853 shares of common stock, par value $0.0001 per share (the “Common Stock”). After the reverse stock split, the Company will have 607,724 shares issued and outstanding. The par per share will remain unchanged.

The Reverse Stock Split is intended to increase the price per share of our Common Stock. The Board of Directors believes that the price of the Common Stock is too low to attract investors in the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders to implement a reverse stock split. The Company’s Common Stock is quoted on the Over-the-Counter Pink Sheets (“OTC-Pink”) under the symbol “XUII” and the last reported closing price of the Common Stock on September 19, 2014 was $0.0002 per share.

The Board of Directors believes that the share price of the Common Stock is a significant factor in whether the Common Stock satisfies the investing guidelines of many institutional investors and investment funds. A reverse stock split may allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), and may potentially increase the trading volume and liquidity of our Common Stock.

     Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. If, following the Reverse Stock Split, we are successful in maintaining a higher stock price, we anticipate that our Common Stock will have greater liquidity and a stronger investor base which, in turn, may help increase analyst and broker interest in our Common Stock. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.

     In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Registered and Beneficial Stockholders

     Following the Reverse Stock Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effectuating the Stock Split

The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Stock Split if the Board of Directors determines that the Stock Split is no longer in the best interests of the Company and its stockholders.

     Beginning on the Effective Date, each certificate representing pre- Stock Split shares will be deemed for all corporate purposes to evidence ownership of post- Stock Split shares. The text of the Amendment is subject to modification to include such changes as the Board of Directors deems necessary and advisable to effect the Stock Split.

Exchange of Stock Certificates

The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre- split shares will be asked to surrender to the exchange agent certificates representing pre- split shares in exchange for post- split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Until surrender, each certificate representing shares before the Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Stock Split rounded up to the nearest whole share. No new post- split share certificates, including those representing whole shares to be issued in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL THEY ARE REQUESTED TO DO SO.

Certain Risk Factors Associated with the Stock Split

     In evaluating the Stock Split proposal, the Board of Directors also took into consideration negative factors associated with stock splits. These factors included the negative perception of stock splits by some investors, analysts and other stock market participants, as well as various other risks and uncertainties that surround the implementation of a stock split, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Stock Split. While we expect that the Stock Split will result in an increase in the per share price of our Common Stock, the Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the price per share, which depends on many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. If the Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Stock Split. The history of similar stock splits for companies in similar circumstances is varied.

•
There can be no assurance that the Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•
The Stock Split may decrease the liquidity of our Common Stock. The liquidity of our capital stock may be harmed by the proposed Stock Split given the reduced number of shares that would be outstanding after the Stock Split, particularly if the stock price does not increase as a result of the Stock Split.

     The Board of Directors, however, has determined that these negative factors were outweighed by the potential benefits of the Stock Split and voted unanimously to approve the Stock Split proposal.

Accounting Matters

     The par value per share of Common Stock would remain unchanged at $0.00001 per share after the Stock Split. As a result, on the Effective Date of the Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Stock Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our net income or loss and our net book value on a per share basis will be increased because there will be fewer shares of Common Stock outstanding. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the Stock Split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the Stock Split.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of May, 2013 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the shares of our Common Stock owned by them.

Amount and Nature of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	% of Class
LS Technology & Intersino	1%	181,600,227

Hanover Holdings	1%	300,000,000

Darling Capital	3%	981,405,651

Intersino (as converted)	81%	26,700,000,000 (1)

Officers and directors	82%	26,881,600,227

Total	100%	32,777,232,853

1. The 10,000,000 shares of Preferred stock are convertible at $.267 per share into $2,670,000 of common stock. At the current price of $.0001 this is 26,700,000,000 shares of common stock. The super-majority is arrived at by showing the stock on an as-if converted basis.  Intersino and LS are entities related to Adam Radly.

By Order of the Board of Directors,

/S/ Adam Radly
Adam Radly
Chairman

Las Vegas, NV

September 22, 2014

CERTIFICATE PURSUANT TO NRS 78.209 OF AMENDMENT OF CHANGE

XUMANII INTERNATIONAL HOLDINGS CORP.

I, the undersigned, Adam Radly, President of Xumanii International Holdings Corp, do hereby certify:

The resolution set forth below was duly adopted in accordance with the provisions of the Nevada Revised Statutes section 78.209 by unanimous vote of the Board of Directors of Xumanii International Holdings Corp at a meeting duly convened, held on the 19th of September, 2014 and shall be effective upon filing:

The Corporation approves a reverse stock split of 10,000 shares for 1 share.

In witness whereof, Xumanii International Holdings Corp. has caused this Certificate to be signed and attested by its duly authorized officers, this 19th day of September, 2014.

By:

Adam Radly
President